Exhibit 5.2

CONSENT OF EXPERT

We hereby consent to the reference to us in the registration statement on Form F-10 to which this consent is attached (the “Registration Statement”) and the related short form base shelf prospectus (the “Prospectus”) of Yamana Gold Inc. and to the use of our firm name under the headings “Description of Securities-Enforceability of Judgments”, “Legal Matters” and “Enforceability of Certain Civil Liabilities” in the Prospectus included in the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Yours truly,

/s/ CASSELS BROCK & BLACKWELL LLP

CASSELS BROCK & BLACKWELL LLP

April 17, 2020